EXHIBIT 10(iii)(A)18

To:	Frank D’Amelio

From:	Henry Schacht

Date:	January 23, 2001

Re:	Officer Severance Policy
This is a challenging time for our company. While I am confident in our ability to successfully work through the issues we are facing, I am also aware that our current business climate creates an uncertainty and raises concerns that could distract you from the turnaround work at hand. To address such concerns, I’m pleased to inform you that the Board of Directors has approved your eligibility for enhanced severance coverage in the event your employment is terminated by Lucent for reasons other than “cause.” This new severance benefit does not apply to all officers, so I ask that you keep your eligibility confidential.
The severance benefit provides for continuation of salary and target bonus for 24 months if certain events occur. During this 24-month period, your stock options and restricted stock units will continue to vest. In addition, your coverage under many of Lucent’s benefit plans, including the medical, dental, stock purchase and savings plans, will continue as normal. The attached outline provides further detail of the new severance benefit. If you have any questions about the terms and conditions of the new severance benefit, please contact Pam Kimmet at 908-582-8557.
Challenging times can be the most satisfying and rewarding times of our professional lives. With your help we can take our company to new levels of success.
Attachment

Attachment
Officer Severance Policy
Eligibility
•	Lucent or Agere Officer status

•	Participation for new officers is contingent upon Board/CEO approval

•	Company initiated termination, other than for “Cause” as defined on page 2

•	Contingent upon signing the standard, Lucent Release Agreement (including non-compete, non-solicitation provisions)

•	All payments and benefits listed below will be offset by any individually negotiated or legally required arrangement
Leave of Absence Payment
•	24 months of base salary and target bonus

•	Base salary will be paid monthly. Target bonus will be paid annually in December. Both payments are benefits bearing.
Equity
Stock Options
•	Options continue vesting as scheduled during the 24 month period.

•	At end of the 24 month period, your employment will end and options will follow normal termination provisions:
•	Pension eligible - Keep vested remainder of term; unvested options cancel

•	Not Pension eligible - 90 days to exercise vested; unvested options cancel
Restricted Stock
•	Restricted stock continues vesting as scheduled during the 24 month period.
ESPP
•	Your participation will continue through payroll deductions.
Retirement Benefits
Service Pension
Retirement eligible: Your severance pay will count towards your pension. Pension payments begin after termination of this arrangement.
Not retirement eligible: Deferred vested employees can elect to begin payment at the termination of this arrangement. The severance period can be used to accrue service/age toward achieving pension eligibility.
Cash Balance Pension
•	Severance pay will count towards the cash balance plan. The cash balance is payable at the end of the 24 month period or later at employee election.
401(k)
•	Payroll deductions continue
Health and Welfare Benefits
•	Medical, Dental, Disability, Life Insurance, Car Allowance, Financial Counseling benefits continue the same as actively employed Officers.

•	Company credit cards, home office equipment, voice mail and e-mail will be cancelled at the beginning of the 24 month period.
Termination Provisions
•	In the event you need to terminate this arrangement during the 24 month leave period for any reason (including conflict with another employer), the Company may approve the payment of the remaining amount of base salary and target bonus in a lump sum. The normal “voluntary” termination provisions for the stock and benefit plans will apply.
Lucent Technologies Proprietary (Restricted)
Solely for Authorized Persons Having a Need to Know Pursuant to Company Instructions

Officer Severance Policy
Change in Control Provisions
•	Upon or after a Change in Control (as defined in the 1996 Long Term Incentive Program or its successor plan as in effect immediately before the Change in Control) this policy will remain in effect.

•	Upon or after a Change in Control (as defined in the 1996 Long Term Incentive Program or its successor plan as in effect immediately before the Change in Control), you will also be entitled to the benefits of this policy if you terminate your employment within three months of an event constituting Good Reason. Good Reason is defined as follows:
(i)	the assignment to you by the Board of Directors or another representative of the Company of duties which represent a material decrease in responsibility and are materially inconsistent with the duties associated with your position, any reduction in your job title, or a material negative change in the level of Officer to whom you report, or

(ii)	a material negative change in the terms and conditions of your employment, including a reduction by the Company of your annual base salary or a material decrease in your target opportunity for a Short Term Incentive Award, or

(iii)	the requirement to change your work location to one in a different country, even for a comparable or superior position.
“Cause” is defined as:
(i)	violation of Lucent’s code of conduct, Business Guideposts;

(ii)	conviction of (including a plea of guilty or nolo contendere) of a felony or any crime of theft, dishonesty or moral turpitude, or

(iii)	gross omission or gross dereliction of any statutory or common law duty of loyalty to Lucent.
Lucent Technologies Proprietary (Restricted)
Solely for Authorized Persons Having a Need to Know Pursuant to Company Instructions